Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION
OF
APPROACH RESOURCES INC.
     J. Ross Craft hereby certifies that:
     ONE: He is the duly elected and acting President and Chief Executive Officer of Approach Resources Inc., a Delaware corporation originally incorporated as of September 12, 2002.
     TWO: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law and was duly adopted by vote of the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.
     THREE: The Certificate of Incorporation of this corporation is hereby amended and restated in its entirety to read as follows:
Article 1. NAME
     The name of this corporation is Approach Resources Inc. (the “Corporation”).
Article 2. REGISTERED OFFICE AND AGENT
     The registered office of the Corporation shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The registered agent of the Corporation at such address shall be The Corporation Trust Company.
Article 3. PURPOSE AND POWERS
     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.
Article 4. CAPITAL STOCK
     4.1. Authorized Shares
     The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 100,000,000, of which 90,000,000 of such shares shall be Common Stock, all of one class, having a par value of $0.01 per share (“Common Stock”), and 10,000,000 of such shares shall be Preferred Stock, having a par value of $0.01 per share (“Preferred Stock”).

     4.2. Common Stock
     (a) The holders of the Common Stock shall have and possess all rights as stockholders of the Corporation except as such rights may be limited by the preferences, privileges and voting powers, and the restrictions and limitations of the outstanding Preferred Stock. All Common Stock, when duly issued, shall be fully paid and nonassessable. The holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.
     (b) Each stockholder of record shall have one vote for each share of Common Stock standing in his name on the books of the Corporation and entitled to vote.
     (c) The holders of shares of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions in any dissolution, liquidation or winding up of the Corporation, subject to the payment of any preferences thereto applicable to outstanding Preferred Stock.
     4.3. Preferred Stock
     The Corporation may divide and issue the Preferred Stock in series. Preferred Stock of each series when issued shall be designated to distinguish them from the shares of all other series. The Board of Directors hereby is expressly vested with authority to divide the class of Preferred Stock into series and to fix and determine the relative rights, limitations and preferences of the shares of any such series so established to the full extent permitted by this Certificate of Incorporation and the DGCL in respect of the following:
     (a) The number of shares to constitute such series, and the distinctive designations thereof;
     (b) The rate and preference of any dividends and the time of payment of any dividends, whether dividends are cumulative and the date from which any dividends shall accrue;
     (c) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
     (d) The amount payable upon shares in event of involuntary liquidation;
     (e) The amount payable upon shares in event of voluntary liquidation;
     (f) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

     (g) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
     (h) Voting rights, if any; and
     (i) Any other relative rights and preferences of shares of such series, including without limitation any restriction on an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which             shares of any future series shall be subject.
     Notwithstanding the fixing of the number of shares constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number of shares constituting such series.
     The Board of Directors expressly is authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects.
     4.4. Preemptive Rights
     Ownership of shares of any class of the capital stock of the Corporation shall not entitle the holders thereof to any preemptive rights to subscribe for or purchase or to have offered to them for subscription or purchase any additional shares of capital stock of any class of the Corporation or any securities convertible into any class of capital stock of the Corporation, whether now or hereafter authorized, however acquired, issued or sold by the Corporation, it being the purpose and intent hereof that the Board of Directors shall have the full right, power and authority to offer for subscription or sell or to make any disposal of any or all unissued shares of the capital stock of the Corporation or any securities convertible into stock or any or all shares of stock or convertible securities issues and thereafter acquired by the Corporation, for such consideration, in money or property, as the Board of Directors in its sole discretion may determine.
Article 5. BOARD OF DIRECTORS
     5.1. Management
     (a) The governing body of this Corporation shall be known as the Board of Directors, and the number of directors of the Corporation may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation. The exact number of directors shall be fixed from time to time pursuant to a resolution adopted by the directors or as provided in the Bylaws of the Corporation.
     (b) The Board of Directors shall be and is divided into three (3) classes as nearly as equal in size as is practicable, hereby designated Class I, Class II and

Class III. If a fraction is contained in the quotient arrived at by dividing the authorized number of directors by three, then, if such fraction is one-third, the extra director shall be a member of Class III, and if such fraction is two-thirds, one of the extra directors shall be a member of Class II and one of the extra directors shall be a member of Class III, unless otherwise provided from time to time by resolution adopted by the Board of Directors.
     (c) Holders of Common Stock shall elect all directors of the Corporation. Elections of directors need not be by written ballot except as and to the extent provided in the Bylaws of the Corporation. Cumulative voting for the election of directors is not allowed.
     (d) Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, that each initial director in Class I shall serve for a term expiring at the Corporation’s annual meeting held in 2008; each initial director in Class II shall serve for a term expiring at the Corporation’s annual meeting held in 2009; and each initial director in Class III shall serve for a term expiring at the Corporation’s annual meeting held in 2010; provided, further, that the term of each director shall continue until the election and qualification of his successor and shall be subject to his earlier death, resignation or removal.
     (e) The initial directors of the Corporation, who shall serve as the directors of the Corporation until their successors are elected and qualify or until their earlier death, resignation or removal from office, and their respective classifications and terms shall be as follows:

Class	Expiration of Term	Directors
I	Next succeeding annual meeting	Sheldon B. Lubar
Christopher J. Whyte

II	Second succeeding annual meeting	James H. Brandi
James C. Crain

III	Third succeeding annual meeting	J. Ross Craft
Bryan H. Lawrence
     (f) Subject to the rights of the holders of any series of Preferred Stock to remove directors under specified circumstances, (i) no director may be removed without cause and (ii) the affirmative vote of the holders of at least sixty-seven (67%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to remove any director or the entire Board of Directors for cause.

     (g) In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, subject to his earlier death, resignation or removal, and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors in accordance with the provisions of subsection (b) above. To the extent possible, consistent with the provisions of subsection (b) above, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of offices are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors.
     (h) Unless and until filled by the stockholders, any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may be filled by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected to hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of his successor and to his earlier death, resignation or removal.
     5.2. Stockholder Nominations of Directors and Introduction of Business
     Advanced notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
Article 6. DIRECTOR AND OFFICER LIABILITY
     6.1 Elimination of Director and Officer Liability
     To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, no director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer occurring on or after the date of incorporation; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, (iii) the payment of dividends in violation of Section 174 of the DGCL or (iv) for any transaction for which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 6.1 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
     6.2 Indemnification and Insurance
     (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or serves, in any capacity, any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The Corporation may, by action of its Board of Directors, provide indemnification to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.
     (b) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article 6 shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
     (c) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
     (d) Severability. If any subsection of this Section 6.2 shall be deemed to be invalid or ineffective in any proceedings, the remaining subsections hereof shall not be affected and shall remain in full force and effect.
Article 7. TERM
     The Corporation shall have perpetual existence.
Article 8. BYLAWS
     The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of directors fixed by resolution of the Board of Directors regardless of whether there exist any vacancies in such fixed number of directorships. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-seven percent (67%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation in the event of such a vote.
Article 9. STOCKHOLDER MEETINGS
     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Only the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer shall be permitted to call a special meeting of stockholders.
Article 10. AMENDMENT TO CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided however, that the affirmative vote of the holders of at least sixty-seven percent (67%) of the shares of capital stock of the Corporation issued and outstanding and entitled to vote, voting together as a single class, shall be required to alter, amend or repeal Articles 5, 6 and 9 of this Certificate of Incorporation; provided, however, that this Article 10 shall not apply to, and such sixty-seven percent (67%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors.

Article 11. RENUNCIATION OF BUSINESS OPPORTUNITIES
     (a) Renouncement of Business Opportunities. The Corporation hereby renounces any interest or expectancy in any business opportunity, transaction or other matter in which any Designated Party participates or desires or seeks to participate in and that involves any aspect of the E&P Business (each, a “Business Opportunity”) other than a Business Opportunity that (i) is first presented to a Designated Party solely in such person’s capacity as a director of the Corporation or its Subsidiaries and with respect to which, at the time of such presentment, no other Designated Party has independently received notice of or otherwise identified such Business Opportunity or (ii) is identified by a Designated Party solely through the disclosure of information by or on behalf of the Corporation (each Business Opportunity other than those referred to in clauses (i) or (ii) are referred to as a “Renounced Business Opportunity”). No Designated Party shall have any obligation to communicate or offer any Renounced Business Opportunity to the Corporation, and any Designated Party may pursue a Renounced Business Opportunity. The Corporation shall not be prohibited from pursuing any Business Opportunity with respect to which it has renounced any interest or expectancy as a result of this Article 11. Nothing in this Article 11 shall be construed to allow any director to usurp a Business Opportunity of the Corporation or its Subsidiaries solely for his or her personal benefit.
     (b) Consent. Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Company shall be deemed to have consented to these provisions.
     (c) Amendment. Any proposed amendment to this Article 11 shall require the approval of at least 67% of the outstanding voting stock of the Corporation entitled to vote generally in the election of directors.
     (d) Term. The provisions of this Article 11 shall terminate and be of no further force and effect at such time as no Designated Party serves as a director (including Chairman of the Board) of the Company or its Subsidiaries.
     (e) As used in this Article 11, the following definitions shall apply:
     (i) “Affiliate” means with respect to a specified person, a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified, and any directors, officers, partners or 5% or more owners of such person.
     (ii) “Designated Parties” means James H. Brandi, James C. Crain, Bryan H. Lawrence, Sheldon B. Lubar, Christopher J. Whyte, all Affiliates of the foregoing, Yorktown Energy Partners V, L.P., Yorktown Energy Partners

VI, L.P., Yorktown Energy Partners VII, L.P., any other investment fund sponsored or managed by Yorktown Partners LLC, including any fund still to be formed, and such other persons as the Board of Directors of the Corporation shall, from time to time, determine by resolution.
     (iii) “E&P Business” means the oil and gas exploration, exploitation, development and production business and includes without limitation (a) the ownership of oil and gas property interests (including working interests, mineral fee interests and royalty and overriding royalty interests), (b) the ownership and operation of real and personal property used or useful in connection with exploration for Hydrocarbons, development of Hydrocarbon reserves upon discovery thereof and production of Hydrocarbons from wells located on oil and gas properties and (c) the ownership of debt of or equity interests in corporations, partnerships or other entities engaged in the exploration for Hydrocarbons, the development of Hydrocarbon reserves and the production and sale of Hydrocarbons.
     (v) “Hydrocarbons” means oil, gas or other liquid or gaseous hydrocarbons or other minerals produced from oil and gas wells.
     (vi) “Person” means an individual, corporation, partnership, limited liability company, trust, joint venture, unincorporated organization or other legal or business entity.
     (vii) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person the majority of the voting securities of which are owned, directly or indirectly, by such first Person.
* * * * *

     IN WITNESS WHEREOF, Approach Resources Inc. has caused this Restated Certificate of Incorporation to be executed by its President and Chief Executive Officer who hereby certifies that the facts hereinabove stated are truly set forth, this       day of               , 2007.

APPROACH RESOURCES INC.
By:
J. Ross Craft,
President and Chief Executive Officer